Exhibit 10.1

ON SEMICONDUCTOR CORPORATION

SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

August 5, 2003

William George

3617 E. Camino Sin Nombre

Paradise Valley, AZ 85253

Dear Bill:

Based on our discussion regarding your plans to retire from ON Semiconductor Corporation and Semiconductor Components Industries, L.L.C. (collectively, the “Company”), we have agreed to modify certain of your employment and compensation arrangements. This letter agreement (“Letter Agreement”) is intended to implement these modifications and to amend your employment agreement, dated October 27, 1999 (“Employment Agreement”) as previously amended on October 1, 2001 (“Amendment 1”) and certain stock option grant agreements that are currently outstanding regarding Company stock options. In addition, this Letter Agreement delineates certain other understandings between you and the Company. All defined terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement, as previously amended.

I.	Modifications to Employment Agreement, as Previously Amended.

(a) Section 3 of the Employment Agreement and Section I(a) of Amendment 1 are each hereby amended by extending the “Scheduled Termination Date” to be August 4, 2005; and

(b) Sub-Section 2(a) of the Employment Agreement is hereby amended and replaced in its entirety by the following:

“As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $335,000 per annum, (the “Base Salary”). The board of directors of the Company (the “Board”) shall review the Executive’s Base Salary from time to time.”

(c) Except as specifically provided herein, all other terms and conditions provided in the Employment Agreement shall remain in full force and effect.

II.	Stock Options.

(a) The Stock Option Grant Agreement between you and the Company, dated November 29, 1999 is hereby amended to provide that, if, prior to the Scheduled Termination Date, (1) your employment is terminated by the Company without Cause under Section 3(d) or 3(f) of the Employment Agreement; (2) your employment terminates as a result of your death; or (3) your employment terminates because of your permanent disability, then all unvested options granted thereunder shall become immediately and fully vested and exercisable. For purposes of this Employment Agreement, “permanent disability” means incapacity due to mental or physical illness making you unable to perform your obligations under this Agreement for ninety (90) consecutive days. (The options granted under the Stock Option Agreement dated November 29, 1999 are referred to as “A Options.”)

(b) The Stock Option Agreement between you and the Company dated February 21, 2001 is hereby amended to provide that the unvested options granted thereunder are fully vested and exercisable as of August 4, 2003. (The options granted under the Stock Option Agreement dated February 21, 2001 are referred to as “B Options.”)

(c) The Stock Option Agreements between you and the Company dated January 24, 2002 and February 5, 2003 currently provide, and will continue to provide, that the unvested options granted thereunder are fully vested and exercisable as of August 4, 2003. (The options granted under the Stock Option Agreements dated January 24, 2003 and February 5, 2003 are referred to as “C Options.”)

(d) Notwithstanding any other provision of this Letter Agreement, the Employment Agreement or Amendment 1, if your employment terminates (i) due to your retirement on or after the date of this Letter Agreement, (ii) on account of the termination of your employment without Cause under Section 3(d) or 3(f) of the Employment Agreement or (iii) as a result of your death or permanent disability, all A Options, B Options and C Options granted to you (to the extent they are or become exercisable on the date your employment terminates), will remain fully exercisable until the first to occur of (1) the last day of the five-year period immediately following the date of such termination and (2) the tenth anniversary of the grant date of such option.

(e) All stock options granted to you on or after the date of this Letter Agreement (“Future Options”) will have vesting and exercisability provisions determined by the Board of Directors of the Company, in its discretion.

(f) Except as otherwise specifically provided in this Letter Agreement, all terms and conditions of the Stock Option Agreements granting the A Options, B Options and C Options shall remain in full force and effect.

Please acknowledge your agreement to the foregoing by signing in the appropriate space below. This Letter Agreement shall be effective as of August 5, 2003 provided that it is executed by each of the parties hereto. A facsimile of a signature shall be deemed to be and have the same force and effect as an original.

Sincerely,

ON SEMICONDUCTOR CORPORATION SEMICONDUCTOR COMPONENTS INDUSTRIES, LLC

By:	/s/ KEITH D. JACKSON

Keith D. Jackson, President and Chief Executive Officer

Agreed and acknowledged to as of the first date written above:

/s/ WILLIAM GEORGE

WILLIAM GEORGE

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